UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                                (Amendment No. 8)


                    Under the Securities Exchange Act of 1934


                           Argonaut Technologies, Inc.
                           ---------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    040175101
                                    ---------
                                 (CUSIP Number)


                                Seymour Holtzman
                             c/o Jewelcor Companies
                            100 N. Wilkes Barre Blvd.
                        Wilkes Barre, Pennsylvania 18702
                                 (570) 822-6277
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                               September 29, 2004
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check
the following box: |_|

                                  Introduction.

      This amends and supplements the Schedule 13D dated May 6, 2004, as amended by Amendment No. 1 thereto dated May 18, 2004, Amendment No. 2 thereto dated May 19, 2004, Amendment No. 3 thereto dated May 25, 2004, Amendment No. 4 thereto dated August 3, 2004, Amendment No. 5 thereto dated August 6, 2004, Amendment No. 6 thereto dated August 19, 2004, and Amendment No. 7 thereto dated September 22, 2004 (the "Schedule 13D"), filed with the Securities and Exchange Commission by Seymour Holtzman, Evelyn Holtzman, Jewelcor Management, Inc. ("JMI"), S.H. Holdings, Inc. and Jewelcor Incorporated (collectively, the "Reporting Persons") with respect to the common stock, $.0001 par value (the "Common Stock"), of Argonaut Technologies, Inc., a Delaware corporation (the "Issuer").

Item 4.  Purpose of Transaction.

            Item 4 of the Schedule 13D, "Purpose of Transaction," is amended and supplemented by adding the following:

            On September 29, 2004, Seymour Holtzman sent a letter to the President of the Issuer, a copy of which is attached hereto as Exhibit 13.

Item 7.  Material to be Filed as Exhibits.

            Exhibit 13. Letter dated September 29, 2004, from Seymour Holtzman to the President of the Issuer.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  September 30, 2004

                                       JEWELCOR MANAGEMENT, INC.

                                       By: /s/ Seymour Holtzman
                                          ------------------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       JEWELCOR INCORPORATED

                                       By: /s/ Seymour Holtzman
                                          -------------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       S.H. HOLDINGS, INC.

                                       By: /s/ Seymour Holtzman
                                          -------------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       /s/ Seymour Holtzman
                                       ----------------------------------
                                       Seymour Holtzman


                                       /s/ Evelyn Holtzman
                                       ----------------------------------
                                       Evelyn Holtzman